Exhibit 99.1

For Immediate Release

	Investor Contact:	Melissa Rose
877-645-6464

	Media Contact:	Erin Somers
410-953-2405

MAGELLAN HEALTH SERVICES EXECUTIVES
ESTABLISH 10b5-1 STOCK TRADING PLANS

FARMINGTON, Conn. – June 16, 2005 – Magellan Health Services, Inc. (Nasdaq:  MGLN) announced that Chairman and Chief Executive Officer Steven J. Shulman, President and Chief Operating Officer René Lerer, M.D. and Chief Financial Officer Mark S. Demilio have each established individual stock trading plans in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934.

Rule 10b5-1 allows corporate officers and directors to adopt written stock trading plans at a time when they do not possess material, non-public information.  Once adopted, participants have no discretion over the transactions subsequently effectuated under the plans, which are independently administered in accordance with criteria provided by the plans.

Under the plans adopted, over a period beginning today, Magellan shares may be acquired upon the exercise of vested stock options held by Shulman, Lerer and Demilio and those and other shares owned by them may be sold as determined by the parties administering the plans and in accordance with objective criteria pre-established by the plans.  The plans were established by these officers in order to diversify personal holdings and to qualify for an exception from the new tax that would otherwise be applicable to their stock options under the American Jobs Creation Act of 2004, which became effective January 1, 2005.

In October 2004, Congress enacted the American Jobs Creation Act, which imposes new tax treatment on deferred compensation arrangements, including stock options with exercise prices below the fair market value of the stock on the date of grant.  Magellan granted to certain executives, including Shulman, Lerer and Demilio, upon and soon after its emergence from bankruptcy in January 2004, options which started to vest in 2005 that for tax purposes are deemed to have exercise prices below the stock’s fair market value on the date the options were granted. The Act provides that, as options of this kind vest, the holders become subject to income tax at ordinary rates plus a 20 percent additional tax on the amount by which the market value of the stock on the date of vesting exceeds the option exercise price.  However, under transitional Internal Revenue Service regulations, an exception from the additional tax is available for options that are exercised during 2005.

About Magellan:  Headquartered in Farmington, Conn., Magellan Health Services (Nasdaq:MGLN) is the country’s leading behavioral health disease management organization.  Its customers include health plans, corporations and government agencies.

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